EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") made and entered into effective as of January 1, 1999, by and between Datakey, Inc., a Minnesota corporation (the "Company" or "Datakey"), and Carl P. Boecher ("Executive").


                                    RECITALS

         Carl P. Boecher joined the Company in January 1995 as Vice President of Sales and Marketing. He was appointed President and Chief Executive Officer on December 1, 1996 and has served in this capacity since that time. The parties desire to enter into a new Employment Agreement.


                                    AGREEMENT

1.       Employment

         a. Datakey agrees to continue to employ Executive on a full-time basis as the President and Chief Executive Officer.

         b. Executive agrees that he will, at all times, faithfully, industriously, and, to the best of his abilities, experience and talents, continue to perform all the duties and responsibilities that may be required of him as an officer of Datakey.

2.       Term of Employment

         a. Subject to the terms and conditions hereof, Executive shall be employed for a term ("Employment Term") commencing on January 1, 1999 and terminating on January 1, 2000, unless extended as set forth in Subsection 2b below.

         b. This Agreement will be renewed automatically after January 1, 2000 for additional one-year periods unless either party gives the other party written notice 30 days before January 1, 2000 or 30 days before the end of any one-year period thereafter of his or its intention to terminate the Agreement.

3.       Base Monthly Compensation

         As compensation for his services to Datakey, Executive shall be paid a monthly salary of $11,025, plus salary increases, if any, approved by the Board of Directors and documented in the Executive's personnel and/or payroll records, payable in accordance with Datakey's periodic payment periods.


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4.       Bonus

         Executive shall be eligible to participate in both the Annual Incentive Plan (AIP) and the Long-Term Incentive Plan or any other approved bonus plan.

5.       Other Benefits

         During the term of this Agreement, Executive will be eligible to receive certain other benefits described in the attached Exhibit A, subject to such changes as Datakey may adopt from time to time for officers of the Company and salaried employees generally.

6.       Termination

         a. Notwithstanding Section 2 above, the Employment Term or any extension thereof shall terminate upon the happening of any of the following events:

                  (i) Mutual written agreement between the Board of Directors of Datakey and Executive to terminate his employment;

                  (ii)     Executive's death;

                  (iii) Executive's disability, defined as physically or mentally unable to perform his duties as an officer of the Company for a period of six consecutive months; or

                  (iv) For cause (as defined below) upon written notice from the Board of Directors specifying the nature of the cause.

         b. For purposes of this Agreement, "cause" shall include the commission of any felony, misdemeanor, or any act of fraud or dishonesty in connection with the affairs of Datakey.

7.       Payment Upon Termination of Employment for Cause or Voluntary
         Resignation

         If Executive is terminated for cause or voluntarily resigns, Executive shall not be eligible to receive any severance benefits except as specifically agreed to at time of termination. The date of termination under this Section 7 shall be on the day the notice of termination for cause is given or 30 days from the date the notice of resignation is given. Executive shall be entitled to no additional compensation past the date of a notice of termination for cause or after 30 days from the notice of resignation.

8. Payment Upon Termination of Employment Without Cause or Termination Upon Failure to Renew Agreement

         a. If during the term of this Agreement Executive is terminated without cause, and without cause shall include death, disability or mutual agreement, or if the Company fails to renew the Agreement as of January 1, 2000, or at the end

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of any one-year extension, Executive shall not be entitled to receive his agreed compensation for the balance of the term of this Agreement but shall instead receive a severance payment equal to his base monthly compensation payable for 12 months in accordance with Datakey's payroll periods beginning the first month following the last month of his employment term.

         b. Base compensation shall be deemed to be the amount of current compensation or the date of termination reflected in the Company's personnel files but, in any event, no less than $11,025 per month.

         c. The payments provided for under this Section 8 shall, in the event of Executive's death, continue and shall be payable to his wife if she survives or, if not, to his estate.

         d. The Company will continue to provide medical and health coverage, under its plans as they currently exist or may hereafter be amended, at Company subsidized rates during the twelve-month severance pay period. Thereafter, Executive and his covered dependents will be entitled to elect to continue coverage under COBRA to the extent it is available. Coverage by the Company or under COBRA will end on the earlier of Executive's obtaining new employment, which gives him the ability to provide medical and health insurance coverage for himself and his family through his new employer, or the failure to pay any premium when due. In addition, the supplemental life and disability insurance and auto allowance as listed on Exhibit A will continue for twelve months at Company expense.

9. Termination of Employment or Resignation Within Twelve Months of a Change in Control

         a. If Employee's employment is terminated within twelve months of a Change of Control, or if Employee resigns within twelve months of a Change of Control because of a material diminution of position responsibilities or remuneration or relocation of 50 miles or more in work location, notwithstanding such termination or resignation, Employee shall receive his base monthly compensation for a period of twenty-four months in accordance with Datakey's payroll periods beginning the first month following Employee's termination or resignation in accordance with the Company's payroll periods.

         b. The Company will continue to provide medical and dental coverage, under its plans as they currently exist or may hereafter be amended, at Company subsidized rates during the twenty-four month severance pay period, provided Executive elects to extend such medical and dental coverage under COBRA. Thereafter, Executive and his covered dependents will be entitled to elect to continue coverage under COBRA, at his own expense, to the extent and for as long as it is available. Coverage by the Company or under COBRA will end on the earlier of Executive's obtaining new employment, which gives him the ability to provide medical and health insurance coverage for himself and his family through his new employer, or the failure to pay any premium when due. In addition, the supplemental life and disability insurance and auto allowance as listed on Exhibit A will continue for twenty-four months at Company expense.


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         c. A Change in Control shall be deemed to have occurred if: (a) any person or entity not currently a shareholder of the Company becomes the beneficial owner of thirty-five percent (35%) or more of the Company's outstanding securities other than any institution, individual, individuals acting in concert, or entity owning thirty-five percent (35%) or more of the Company's outstanding securities as of the date of this Agreement; (b) the consummation of a merger or consolidation of the Company into or with any other corporation; (c) the consummation of a plan of complete liquidation of the Company; or (d) the consummation of the sale of substantially all of the Company's assets.

         d. The payments provided for under this Section 9 shall, in the event of Employee's death, continue and be payable to his wife if she survives or, if not, to his estate.

10.      Nondisclosure

         Except by written permission from Datakey, Executive shall never disclose or use any trade secrets, sales projections, formulations, customer lists or information, product specifications or information, credit information, production know-how, research and development plans or other information not generally known to the public ("Confidential Information") acquired or learned by Executive during the course, and on account, of his employment, whether or not developed by Executive, except as such disclosure or use may be required by his duties to Datakey, and then only in strict accordance with his obligations of service and loyalty thereto. Upon termination of employment, Executive agrees to deliver to Datakey all Confidential Information.

11.      Inventions

         Any invention, discovery, improvement, or idea, whether patentable or copyrightable or not, and whether or not shown or described in writing or reduced to practice ("Invention") shall be promptly and fully disclosed by Executive to the Company, and the Company will hold in trust for its sole right and benefit, any Invention that Executive, during the period of employment, and for one year thereafter, make, conceive, or reduce to practice or cause to be made, conceived, or reduced to practice, either alone or in conjunction with others, that:

         a. Relates to any subject matter pertaining to Executive's employment with the Company;

         b. Relates to or is directly or indirectly connected with the Company's business, products, projects, or Confidential Information; or

         c. Involves the use of any time, material, or facility of the Company's.


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         Executive hereby assigns to the Company all of his right, title, and interest in and to all such Inventions and, upon the Company's request, shall execute, verify, and deliver to the Company such documents including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Employment Agreement that is necessary to enable the Company to obtain the sole right, title, and benefit to all such Inventions.

12.      Specific Performance

         Executive acknowledges that a breach of this Employment Agreement would cause Datakey irreparable injury and damage which could not be remedied or adequately compensated by damages at law; therefore, Executive expressly agrees that Datakey shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief to prevent a breach of this Employment Agreement.

13.      Noncompetition

         a. Executive will not, directly or indirectly, alone or in any capacity with another legal entity, (i) engage in any activity that competes in any respect with Datakey, (ii) contact or in any way interfere or attempt to interfere with the relationship of Datakey with any current or potential customers of Datakey, or (iii) employ or attempt to employ any employee of Datakey (other than a former employee thereof after such employee has terminated employment with the Datakey), for the following periods:

                  (i) twelve months if the termination is without cause or upon failure to renew under Paragraph 8; or

                  (ii) twenty-four months if the termination is for cause or voluntary resignation under Paragraph 7; or

                  (iii) twenty-four months if the termination is covered by Paragraph 9.

         b. Executive acknowledges that Datakey markets products throughout the United States and that Datakey would be harmed if Executive conducted any of the activities described in this Section 13 anywhere in the United States. Therefore, Executive agrees that the covenants contained in this Section 13 shall apply to all portions of, and throughout, the United States.

         c. Executive acknowledges that if he fails to fulfill his obligations under this Section 13, the damages to Datakey would be very difficult to determine. Therefore, in addition to any other rights or remedies available to Datakey at law, in equity, or by statute, Executive hereby consents to the specific enforcement of the provisions of this Section 13 by Datakey through an injunction or restraining order issued by the appropriate court.


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         d. To the extent any provision of this Section 13 shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Section 13 shall be unaffected and shall continue in full force and effect. In furtherance to and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Section 13 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which are validly and enforceably covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 13 be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its expressed terms) possible under applicable laws.

14       Miscellaneous

         a. Waiver by Datakey of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

         b. This Agreement shall be binding upon and inure to the benefit of Datakey, its successors and assigns, and as to Executive, his heirs, personal representatives, estate, legatees, and assigns.

         c. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.

         d. This Agreement shall be governed by and construed under the laws of the State of Minnesota.


         IN WITNESS WHEREOF, the parties have hereto executed this Employment Agreement effective as of the day and year first above written.

                                   DATAKEY, INC.


                                   /s/ Gary Holland
                                   By:  Gary Holland, Chairman of the Board


                                   /s/ Carl P. Boecher
                                   Carl P. Boecher, Executive



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                                    EXHIBIT A
                                       TO
                   EMPLOYMENT AGREEMENT DATED JANUARY 1, 1999


                               EXECUTIVE BENEFITS


-- Group health, dental, life and disability insurance, 401K plan, 125 plan and other benefits as provided to all employees

-- Supplemental life insurance in the amount of $300,000, based upon standard rates and underwriting decisions regarding medical history, paid 100% by the Company

-- Supplemental long-term disability insurance paying $5,000 per month based upon standard rates and underwriting decisions regarding medical history, paid 90% by the Company

--       Auto allowance of $600 per month

--       Vacation as required

--       Sick leave as needed, up to 90 days at the discretion of the CEO

-- Comprehensive annual physical examination at Park Nicollet Executive Health Center paid by the Company

-- Up to $6,000 to be applied only to outplacement counseling of Executive's choice and paid directly to the outplacement counselor